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                                                                    Exhibit 3.73


                              SEED RESEARCH, INC.

                                     BYLAWS

                                   ARTICLE I

NAME AND LOCATION

     Section 1. The name of this corporation shall be SEED RESEARCH, INC.

     Section 2. The principal office of this corporation shall be Albany, Oregon, or such other place as the Board of Directors shall from time to time designate.

                                   ARTICLE II

CAPITAL STOCK

     Section 1. The capital stock of the corporation shall be as declared in the Articles of Incorporation.

     Section 2. All certificates of stock shall be signed by the president and secretary.

     Section 3. Transfers of stock shall be made only on the books of the corporation, and the old certificates, properly endorsed, shall be surrendered and cancelled before a new certificate is issued.

     Section 4. Restrictions on transfers of stock. No capital stock of this corporation shall be transferred to any person other than a child or grandchild of the owner of such stock until after the owner of such stock has offered in writing to sell the same to the corporation at the then fair value of such stock. A stockholder desiring to transfer any stock of the corporation during his lifetime shall notify the corporation in writing of his desires and the price at which he is willing to sell the same to the corporation. The corporation shall have a period of ninety (90) days after the receipt of such notice as time within which to elect to acquire said stock. In the event the corporation is unwilling to pay the price for said stock requested by the stockholder and the parties are unable to reach an agreement as to the value of the stock within said ninety (90) day period, then the value of said stock shall be determined by arbitrators, one to be appointed by the corporation, another to be appointed by the stockholder and a third to be selected by the two so appointed. The corporation and the stockholder shall select

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their arbitrators within fifteen (15) days after the expiration of said ninety
(90) day period and the two arbitrators so selected shall choose a third arbitrator, who shall be an impartial person, within fifteen (15) days after the selection of the last of the two arbitrators. In the event the parties cannot agree upon a third arbitrator within said fifteen (15) day period, or such additional time as the corporation and the stockholder may agree upon, then either party may apply to the Circuit Court of the State of Oregon for the County of Linn for the appointment of a third impartial arbitrator. The determination of value made by any two arbitrators shall be binding upon both parties. The corporation shall have a period of thirty (30) days after the rendition of the decision of the arbitrators to determine whether or not it elects to purchase said stock at the value determined by the arbitrators. If the corporation elects to purchase said stock, the value thereof shall be paid to the stockholder within thirty (30) days after notice to the stockholder of its election to purchase. Payment shall be made contemporaneously with delivery of the stock certificate or certificates to the corporation. If the corporation does not elect to purchase said stock within said time, then the stockholder shall be at liberty to sell, or otherwise transfer the stock, provided that such transfer is made within a period of six (6) months after the expiration of the time during which the corporation could elect to purchase said stock. If said stock is not transferred within six (6) months' period, then any subsequent transfer may be made only after compliance with the aforementioned provision.

         Section 5. In the event of the death of a stockholder, the corporation shall have the right to purchase from the estate of said stockholder all stock of the corporation owned by such deceased stockholder, title to which would pass to any person other than a child or grandchild of such deceased stockholder, for the price at which said stock is finally valued for United States Estate Tax purposes in the estate of the deceased stockholder, or if no United States Estate Tax return is filed in connection with said estate, then the price at which said stock is finally valued for Oregon Inheritance Tax purposes in the estate of the deceased stockholder. In the event the corporation desires to purchase said stock from the estate of the deceased stockholder, it shall notify the personal representative of the estate within six (6) months after the date of death of the deceased stockholder of its election to purchase said stock. Payment of the purchase price shall be made within sixty (60) days after the filing of the United States Estate Tax return, and if no such return is filed, then after the filing of the Oregon Inheritance Tax return, or sixty (60) days after the date of the notice of exercise of election to purchase, whichever date is


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later. Payment shall be based upon the values as reported in said tax return, and shall be subject to adjustment in the event that the value is increased or decreased upon final audit of the tax return. If the corporation fails to exercise its right to purchase said stock by giving the notice within the time above set forth, then said stock shall be distributed to the beneficiaries of said estate who are entitled to receive the same.

                                  ARTICLE III

Meetings of Stockholders

     Section 1. An annual meeting of the stockholders shall be held at 10:00 a.m. on the first Tuesday of June of each fiscal year at the principal office of the corporation.

     Section 2. Written notice of the time and place of the annual meeting and of each special meeting of stockholders shall be mailed by the secretary to each stockholder of record not less than ten nor more than fifty days before the date of such meeting; such notice shall be mailed to the last known address of each stockholder as shown on the records of the corporation; provided, however, that any stockholder may waive the giving of notice of any annual or special meeting and the presence of any stockholder at any annual or special meeting shall constitute a waiver of the giving of notice of such meeting.

     Section 3. At every meeting of stockholders, each stockholder shall be entitled to cast one vote for each share of stock held in his name. Said vote shall be cast in person or by proxy.

     Section 4. A quorum at any stockholders' meeting shall consist of the holders of a majority of the shares of stock. An affirmative vote of a majority of all shares outstanding shall determine any issue, unless a greater number is required by statute or by the terms of a shareholders agreement.

                                   ARTICLE IV

Directors

     Section 1. The business and property of the corporation shall be managed by a board of three directors.

     Directors shall be elected by the stockholders at the annual meeting of the stockholders, and shall hold office for a term of one year and until their successors shall have been elected and qualified. A director need not be a stockholder in the corporation. A director shall receive no compensation for his services


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as a director unless such compensation shall be authorized at a meeting of the
Board of Directors.

     Section 2. Vacancies in the Board of Directors may be filled by the remaining directors at any meeting of the Board of Directors and a director so chosen shall serve until the next annual meeting of stockholders.

     Section 3. A majority of the Board of Directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, and an affirmative vote of a majority of the entire Board of Directors shall be required to pass a motion at any meeting of the Board of Directors, unless a greater number is required by the terms of a shareholders agreement.

     Section 4. A regular annual meeting of the Board of Directors shall be the first Tuesday in June of each fiscal year of this corporation, immediately following the annual meeting of the stockholders of the corporation. Special meetings of the Board of Directors may be had at any time at the call of the president and upon one day's notice, or if he is absent or unable to act, at the call of the secretary. All meetings of the Board of Directors shall be held at the office of the corporation unless all members of the Board of Directors consent to the holding of the meeting at some other place; a special meeting of the Board of Directors may be held at any time and at any place upon the consent of all the directors. The presence of the directors at the meeting shall be sufficient consent thereto.

                                   ARTICLE V

Officers

     Section 1. The officers of this corporation shall be a president, a vice-president, a secretary and a treasurer, who shall be elected by the Board of Directors for a term of one year and shall hold office until their successors are duly elected and qualified.

     Section 2. The president shall be the executive officer of the corporation. He shall preside at all directors and stockholders meetings and shall sign all stock certificates, contracts, deeds, mortgages, bills of sale, and other instruments on behalf of the corporation. The president shall also perform such other duties as he may be directed to perform by the Board of Directors, and he shall have a general oversight over the business and affairs of the corporation.



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     Section 3.  The vice-president shall, in the absence of, or incapacity of, the president, perform the duties of that office and shall perform such other duties as the directors may from time to time determine.

     Section 4. The secretary shall have custody of the stock book and all written contracts of the corporation. He shall keep minutes of the meetings of the directors and meetings of the stockholders, and shall keep records of all of the stock of the corporation and records of all transfers of such stock. He shall also perform such other duties as may from time to time be authorized and directed by the Board of Directors.

     Section 5. The treasurer shall be custodian of all funds of the corporation and shall keep the same in a bank or banks to be designated by the Board of Directors. In the event of the absence or inability to act of the secretary, he shall perform the duties of that office. He shall also perform such other duties as may from time to time be authorized and directed by the Board of Directors.

     Section 6. The Board of Directors, in its discretion, may appoint such other officers or agents as it may deem advisable, and may prescribe the duties thereof.

                                   ARTICLE VI

General Provisions
------------------

     Section 1. Signatures required on checks and notes: all checks or demands for money and notes of the corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

                                  ARTICLE VII

Amendments
----------

     Section 1. How amended. The Bylaws of the corporation may be altered, amended or repealed and new Bylaws may be adopted by the affirmative vote of a majority of all the directors and except that no provision of these Bylaws shall be changed to conflict with the provisions of any shareholders agreement among the corporation and its shareholders, unless that agreement is also changed by a written modification executed by all parties thereto.


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